UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 1, 2008

 Phoenix Energy Resource Corporation
 (Exact Name of Registrant as Specified in Charter)

 Nevada
(State or Other Jurisdiction of Incorporation)

333-137293
(Commission File Number)

20-5408832
(I.R.S. Employer Identification No.)

1001 Bayhill Drive
2nd Floor – Suite 200
San Bruno, CA 94066
(Address of Principal Executive Offices) (Zip Code)

(650) 616-4123
(Registrant's Telephone Number, Including Area Code)

 Copies to:
JPF Securities Law, LLC
19720 Jetton Road
3rd Floor
Cornelius, NC 28031
(704) 897-8334 Tel
(888) 608-5705 Fax

This Current Report on Form 8-K is filed by Phoenix Energy Resource Corporation, a Nevada corporation (“Registrant”), in connection with the items described below.

ITEM 1.01 Entry Into A Material Definitive Agreement

As of November 1, 2008, the Registrant entered into a Subscription Agreement (“Agreement”) with the John W. Robbins Revocable Trust of 2008, John W. Robbins, Trustee (the “Offeree”) for services rendered. The Agreement states that the Offeree shall receive 200,000 shares of the Registrant’s common stock (“the Shares”), par value $.001. The Agreement affirms that the Offeree understands that the Shares have not been approved or disapproved by the Securities and Exchange Commission. Additionally, the Agreement requires that any Notice required or permitted shall be given in writing and shall be deemed effectively given upon personal delivery or three (3) days after deposit in the United States Post Office, by registered or certified mail, addressed to a party at its address hereinafter shown below or at such address which party may designated by ten (10) days advance written notice to the other party. The Offeree acknowledges and agrees that any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

ITEM 3.02 Unregistered Sales of Equity Securities

In November 2008, the Registrant issued 200,000 common shares to the John. W. Robbins Revocable Trust of 2008, John W. Robbins, Trustee for professional services in connection with helping the Registrant find and obtain oil and gas leases. The Shares are valued at $.35 per share (based on November 2008 stock price) yielding an aggregate expense of $70,000. The Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. The Registrant made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one Offeree, (3) the Offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the Offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the Offeree and the Registrant’s management.

ITEM 9.01 Financial Statements and Exhibits

Exhibit Number                                                      Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX ENERGY RESOURCE CORPORATION

Date: November 13, 2008	By:	/s/ Rene Ronald Soullier
Rene Ronald Soullier President